Exhibit (d)(8)
TERMINATION AGREEMENT
     This TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of January 7, 2010, by and among Airvana, Inc., a Delaware corporation (the “Company”), and the undersigned parties (each, a “Releasor”).
     WHEREAS, the Company, 72 Mobile Holdings, LLC, a Delaware limited liability company (“Buyer”), and 72 Mobile Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Transitory Subsidiary”), are parties to that certain Agreement and Plan of Merger, dated as of December 17, 2009 (the “Merger Agreement”);
     WHEREAS, each Releasor and the stockholders of the Company will receive a significant financial benefit in connection with the consummation of the transactions contemplated by the Merger Agreement;
     WHEREAS, each Releasor is a party to the Third Amended and Restated Investor Rights Agreement, dated June 6, 2007 (the “Investor Rights Agreement”), between or among such Releasor, on the one hand, and the Company, on the other hand; and
     WHEREAS, Section 2.7(b)(9) of the Interim Investors Agreement, dated as of December 17, 2009, the (the “Interim Investors Agreement”) by and among the Buyer and Transitory Subsidiary, and the other parties thereto, and Section 6.15 of the Merger Agreement, contemplate that each Releasor and the Company shall execute and deliver this Termination Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
     1. Definitions. Capitalized terms used but not defined in this Termination Agreement shall have the meanings ascribed thereto in the Merger Agreement.
     2. Termination of the Investor Rights Agreement. Each of the Company and the Releasors hereby agrees that the Investor Rights Agreement is hereby amended such that it shall automatically terminate and be of no further force or effect and that no rights thereunder shall survive, effective as of immediately prior to the Effective Time.
     3. Release. For good and valuable consideration, the receipt and legal sufficiency of which is acknowledged by each Releasor, each Releasor (on its own behalf and on behalf of its Affiliates, successors, assigns, heirs, executors, attorneys and agents), effective as of the Effective Time, releases, waives and discharges each of the Company and its Affiliates and their respective officers, directors, stockholders, partners, members, agents, successors and assigns (collectively, the “Released Persons”) from any and all causes of action, debts, sums of money, covenants, agreements, promises, damages, judgments, claims and demands whatsoever (including those sounding in contract or tort, in each case, whether current or prospective), fees, costs and losses of any kind whatsoever (whether direct, indirect, consequential, incidental or otherwise), known or unknown, in its own right or derivatively, in law or equity (collectively, the “Claims”), that in any way arise from or out of, are based upon, or relate to the Investor Rights Agreement, and any Claims that may have been brought thereunder. This Section 3 is for the benefit of the Released Persons and shall be enforceable by any of them directly against each Releasor. With respect to such Claims, each Releasor hereby expressly waives any and all rights conferred upon him, her or it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his, her or its favor at the time of executing the release, which if known by him, her or it would have materially affected his, her or its settlement with the released party.
     4. Representations and Warranties. Each party hereto represents and warrants to the other parties hereto that: (i) it has the requisite entity power and authority, or if an individual, legal capacity, to enter into and perform its obligations under this Termination Agreement; (ii) the execution, delivery and performance of this Termination Agreement have been duly and validly authorized; and (iii) this Termination Agreement has been duly and validly executed and delivered by each party hereto and constitutes a valid and binding agreement of such party, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing. The Releasors hereby represent to the Company that such Releasors hold a majority of the shares of Common Stock (as defined in the Investor Rights Agreement) issued or issuable upon conversion of the Registrable Shares (as defined in the Investor Rights Agreement) by Preferred Investors (as defined in the Investor Rights Agreement) and that the consent of no other person other than the Company is required to amend the Investor Rights Agreement even though all parties to the Investor Rights Agreement will be affected by the execution of this Termination Agreement.
     5. Termination. Notwithstanding any provision in this Termination Agreement to the contrary, in the event that the Merger Agreement is terminated pursuant to the terms thereof, this Termination Agreement shall automatically terminate and shall be null and void.
     6. Amendment; Waiver. This Termination Agreement may not be amended other than in an instrument in writing signed by all of the parties hereto and Buyer and may not be waived other than in an instrument in writing signed by the party granting such waiver and Buyer.
     7. Successors. This Termination Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
     8. Counterparts. This Termination Agreement may be executed in one or more counterparts, which when taken together shall constitute one and the same agreement.
     9. Severability. Any term or provision of this Termination Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the

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remaining terms and provisions of this Termination Agreement in any other jurisdiction. If any provision of this Termination Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.
     10. Third Party Beneficiary. Buyer is a third party beneficiary to this Agreement and has the right to enforce this Agreement directly.
     11. Governing Law; Submission to Jurisdiction. This Termination Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this Termination Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Termination Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Termination Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any such action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.
     12. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS TERMINATION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TERMINATION AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Termination Agreement was not performed in accordance with the terms hereof and that the parties hereto, including Buyer as a third party beneficiary, shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
[Remainder of Page Left Blank Intentionally]

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     IN WITNESS WHEREOF, the undersigned have caused this Termination Agreement to be executed as of the date first written above.

COMPANY: AIRVANA, INC.
By:	/s/ Randall Battat
Randall Battat
President

RELEASORS: MATRIX PARTNERS VI, L.P.
By:	Matrix VI Management Co., LLC,
its General Partner

By:	/s/ Paul J. Ferri
Paul J. Ferri
Managing Member

MATRIX PARTNERS VII, L.P.
By:	Matrix VII Management Co., LLC,
its General Partner

By:	/s/ Paul J. Ferri
Paul J. Ferri
Managing Member

MATRIX VI PARALLEL PARTNERSHIP-A, L.P.
By:	Matrix VI Management Co., LLC,
its General Partner

By:	/s/ Paul J. Ferri
Paul J. Ferri
Managing Member

[Signature Page to Termination Agreement]

MATRIX VI PARALLEL PARTNERSHIP-B, L.P.
By:	Matrix VI Management Co., LLC,
its General Partner

By:	/s/ Paul J. Ferri
Paul J. Ferri
Managing Member

WESTON & CO. VI LLC, as Nominee
By:	Matrix Partners Management Services, L.P.,
Sole Member

By. Matrix Partners Management Services GP, LLC, its General Partner

By:	/s/ Paul J. Ferri
Paul J. Ferri
Authorized Member

WESTON & CO. VII LLC, as Nominee
By:	Matrix Partners Management Services, L.P., Sole Member

By. Matrix Partners Management Services GP, LLC, its General Partner

By:	/s/ Paul J. Ferri
Paul J. Ferri
Authorized Member

[Signature Page to Termination Agreement]

SPARTA GROUP MA LLC SERIES 5

By:	/s/ Gururaj Deshpande
Gururaj Deshpande
Co-Manager

[Signature Page to Termination Agreement]

/s/ Sanjeev Verma
Sanjeev Verma

/s/ Vedat Eyuboglu
Vedat Eyuboglu

[Signature Page to Termination Agreement]